Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contacts:

Aaron Feigin

Borland Software Corporation

408-863-2409

afeigin@borland.com

Borland Announces Filing of Form 10-K for the Fiscal Year ended

December 31, 2005

and Form 10-Q/A for the Quarter Ended September 30, 2005

Company is now current on all filings.

CUPERTINO, Calif. — May 2, 2006 — Borland Software Corporation (NASDAQ:BORL) (“Borland”), the global leader for Software Delivery Optimization (SDO), announced today that it has filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and filed a Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2005 with the Securities and Exchange Commission (“SEC”).

As announced on March 31, 2006, Borland delayed its filing of the Form 10-K for the fiscal year ended December 31, 2005 in order for the Audit Committee of its Board of Directors to conduct a review, with the assistance of outside advisors, of third party contractor liabilities and other accrued expenses and a potential customer refund obligation. The Audit Committee’s review is now complete.

The review found two material weaknesses, one of which requires a restatement of 2005 expenses by approximately $0.4 million, as reported in our Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2005. As reported in the Annual Report on Form 10-K, for the year ended December 31, 2005, revenue was $277 million, cost of revenues was $59 million, operating expenses were $252 million, and net loss was $30 million.

Audit Committee Findings

The Audit Committee’s review resulted in the following findings:

Borland reported in its Form 10-K that in connection with management’s year end assessment of internal control over financial reporting, management identified a material weakness pertaining to Borland’s processes and procedures surrounding the accrual of third party contractor expenses. Management identified a second material weakness pertaining to its control environment which resulted in a senior officer failing to enforce company policy that requires amendments to customer agreements and customer refunds to be authorized by the company’s finance and legal organizations.

The material weakness relating to the recording and proper accrual of third-party contractor expenses resulted in a restatement of Borland’s interim condensed consolidated financial statements for the quarter ended September 30, 2005 to increase cost of service revenues and related accruals by $446,000 and audit adjustments to the annual consolidated financial statements for the year ended December 31, 2005 to increase cost of service revenues and related accruals by $89,000.

The material weakness relating to the control environment led to an amendment to a $79,650 sales contract consummated in the quarter ended December 31, 2005, and an offer to refund the customer payment in the same transaction, each without authorization by the company’s finance and legal organizations. The sales contract was not recorded as revenue in the fourth quarter, and therefore no adjustment to the annual consolidated financial statements for the year ended December 31, 2005 was required as a result of this material weakness.

No other material weaknesses were identified and no other financial adjustments were made as a result of the review. Borland has begun to take steps to address the two material weaknesses identified above.

Update in Estimates

Separate from the internal review, Borland also updated 2005 expense estimates:

In accordance with U.S. generally accepted accounting principles (“GAAP”), Borland continues to assess its significant assumptions and estimates after the end of each financial period through the filing date of the SEC report relating to such period. Based on an assessment of estimates and assumptions prior to the filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, but subsequent to Borland’s earnings release on February 8, 2006 of preliminary, unaudited results of operations for the three months ended December 31, 2005, management determined that certain sales expenses in the period should be increased by $1.0 million.

With the filing of the Annual Report on Form 10-K and the Quarterly Report on Form 10Q/A, Borland is now current in filing all periodic reports required by the SEC. Borland intends to seek a dismissal of the delisting proceedings initiated by the NASDAQ National Market when Borland delayed filing its Annual Report on Form 10-K.

About Borland

Founded in 1983, Borland Software Corporation (NASDAQ: BORL) is the global leader in platform independent solutions for Software Delivery Optimization. The company provides the software and services that align the people, process, and technology required to maximize the business value of software. To learn more about delivering quality software, on time and within budget, visit http://www.borland.com.

Safe Harbor Statement

This press release contains statements that are forward-looking in nature, including, without limitation, statements relating to the implementation of additional control procedures and compliance with NASDAQ listing standards. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary, perhaps materially, from those contained or suggested by these statements. Factors that could affect these statements include, but are not limited to, unexpected difficulty in defining and implementing new control procedures, and actions or decisions of the NASDAQ delisting hearing panel. More information on risks and uncertainties related to Borland and its business may be found in its quarterly and annual reports filed with the United States Securities and Exchange Commission. Borland assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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